Exhibit (b)(ii)

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED BY-LAWS

OF

THE GABELLI HEALTHCARE & WELLNESSRx TRUST

Effective: November 13, 2024

On November 13, 2024, the Board of Trustees of The Gabelli Healthcare & WellnessRx Trust (the “Fund”), in accordance with the Fund’s Second Amended and Restated By-Laws (the “By-Laws”) and Third Amended and Restated Agreement and Declaration of Trust, approved and adopted the following amendment to the By-Laws, to be effective immediately:

Article I, Section 1.2 of the By-laws is hereby deleted in its entirety and replaced with the following:

Section 1.2 Voting.

(a)	As provided in the Declaration, shareholders shall have no power to vote on any matter except as provided in or pursuant to Section 6.2 of the Declaration.

(b)	As provided in Section 6.4(b) of the Declaration, where a separate vote of one or more classes or series of Shares is required on any matter: (i) if the vote is for the election of one or more Trustees, the vote set forth in Section 1.2(c), below, shall apply in respect of the classes or series of Shares entitled to vote in the election of such Trustee or Trustees; and (ii) if the vote is for any other matter, the affirmative vote of a majority of the Shares of such class or classes or series or series present in person or represented by proxy and entitled to vote on such other matter shall be the act of the shareholders of such class or classes or series or series with respect to such other matter, in each case at any meeting at which a quorum is present with respect to the vote on the election of such Trustee(s) or such other matter.

(c)	As provided in Section 6.4(b) of the Declaration, with respect to the election of one or more Trustees, (i) other than a Contested Election, the affirmative vote of a plurality of the Shares present in person or represented by proxy and entitled to vote for the election of any Trustee or Trustees shall be the act of such Shareholders with respect to the election of such Trustee or Trustees, and (ii) with respect to a Contested Election, the affirmative vote of a majority of the Shares outstanding and entitled to vote for the election of any Trustee or Trustees shall be the act of such Shareholders with respect to the election of such Trustee or Trustee, in each case at any meeting at which a quorum is present with respect to the vote on the election of such Trustee(s).

(d)	“Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees by Shares entitled to vote for such Trustees in accordance with Section 1.9 hereof exceeds the number of Trustees to be elected by Shares entitled to vote for such Trustees, with the determination that any election of Trustees is a Contested Election to be made by the Secretary or other officer of the Fund prior to the time the Fund mails its initial proxy statement in connection with such election of Trustees. If, after the time the Fund mails its initial proxy statement in connection with such election of Trustees and prior to the meeting of shareholders relating to such election of Trustees, one or more persons nominated for election as a Trustee by Shares entitled to vote for such Trustee are withdrawn such that the number of persons nominated for election as Trustee by Shares entitled to vote for such Trustee no longer exceeds the number of Trustees to be elected by Shares entitled to vote for such Trustees, such election shall not be considered a Contested Election. The determination of whether an election is a Contested Election shall be made on a proposal-by-proposal basis and it is expressly acknowledged that, in the event different classes or series of Shares are entitled to vote for different Trustees, a Contested Election may occur for some Trustee seats but not others at the same meeting of shareholders.

(e)	Shareholders may vote either in person or by duly executed proxy and each full share represented at the meeting shall have one vote, all as provided in Article 6 of the Declaration.